Exhibit 8.1

November 12, 2010

Ferrellgas Partners, L.P.

7500 College Boulevard, Suite 1000

Overland Park, Kansas  66210

Ladies and Gentlemen:

We have acted as special tax counsel to Ferrellgas Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the offer and sale by the Partnership of an aggregate of 1,215,067 common units representing limited partner interests in the Partnership (the “Securities”), pursuant to that certain Purchase Agreement dated November 9, 2010 (the “Purchase Agreement”), by and between the Partnership, on the one hand, and ZLP Fund, L.P., a Delaware limited partnership, ZLP Master Utility Fund, Ltd., a Cayman Islands limited company, and ZLP Master Opportunity Fund, Ltd., a Cayman Islands limited company, on the other hand.

The Securities were offered and sold pursuant to a prospectus supplement, filed November 12, 2010 (the “Prospectus Supplement”) with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b), to a prospectus dated April 13, 2009 (such prospectus, as amended and supplemented by the Prospectus Supplement, the “Prospectus”), included in a Registration Statement on Form S-3 (Registration No. 333-157760) (as amended, the “Registration Statement”), which Registration Statement became effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion and the issuance of the Securities, we have examined originals or copies of (i) the Registration Statement; (ii) the Prospectus; (iii) the Prospectus Supplement; (iv) the Purchase Agreement; (v) the certificate of limited partnership and the limited partnership agreement of the Partnership; (vi) the certificate of incorporation and the bylaws of Ferrellgas, Inc. (the “General Partner”); (vii) certain resolutions of the board of directors of the General Partner; (viii) certificates of officers of the General Partner, including the exhibits thereto, with respect to certain matters (the “Officer’s Certificates”); and (ix) the Partnership’s Registration Statement on Form 8-A/A, as filed with the Commission on December 8, 2005.

In our examinations and investigations of all of the documents listed in clauses (i) through (ix) in the above paragraph (collectively, the “Documents”), we have assumed (a) the genuineness of all signatures on, and the authenticity of, all Documents submitted to us as originals and the conformity to the original documents of all such Documents submitted to us as copies, (b) that the Documents have not been and will not be, on or before the date of this opinion, altered or amended in any respect material to our opinions as expressed herein, (c) the truthfulness of all statements of fact set forth in such Documents, (d) the due authorization, execution and delivery by the parties thereto of all Documents examined by us other than the

Partnership and the General Partner, (e) the legal capacity of all individuals, and (f) that, to the extent such Documents purport to constitute agreements of parties other than the Partnership and the General Partner, such Documents constitute valid, binding and enforceable obligations of such other parties.

Our opinion expressed herein is also based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist as of the date hereof. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could adversely affect our conclusions.

Based upon and subject to the foregoing, the statements set forth in the Prospectus Supplement under the heading “Summary of Certain Tax Consequences” and in the Prospectus under the heading “Tax Consequences,” to the extent that they constitute legal conclusions and subject to the qualifications set forth therein, constitute our opinions as to the matters set forth therein.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to us in the Prospectus Supplement under the caption “Legal Matters.”  In giving this consent, we do not admit that we are “experts,” within the meaning of that term as used in the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or the Prospectus Supplement, including this opinion as an exhibit or otherwise.

The foregoing opinion is strictly limited to the matters expressly stated herein, and no other or more extensive opinions are intended or implied or to be inferred beyond the matters expressly stated herein.  The opinion expressed herein is limited to the federal laws of the United States. We are not purporting to opine on any matter to the extent that it involves the laws of any other jurisdiction.

Moreover, we note that as special counsel to the Partnership, our representation of the Partnership is necessarily limited to such specific and discrete matters referred to us from time to time by representatives of the Partnership.  Accordingly, we do not have and you should not infer from our representation of the Partnership in this particular instance that we have any knowledge of the Partnership’s affairs or transactions other than as expressly set forth in this opinion letter.

It is understood that the foregoing opinion is to be used only in connection with the offer and sale of the Securities pursuant to the Purchase Agreement.  Other than as expressly stated above, we express no opinion on any other issue relating to the Partnership or to any investment therein.  The foregoing opinion is not a guarantee or opinion respecting matters of fact and should not be construed or relied on as such.  The foregoing opinion is as of the date hereof, we undertake no responsibility to update such opinion after the date hereof and we assume no responsibility for advising you of any changes with respect to any matters described in such opinion that may occur subsequent to the date hereof or with respect to the discovery subsequent to the date hereof of information not previously known to us pertaining to events occurring prior to the date hereof.

Sincerely,

/s/ GREENBERG TRAURIG LLP

GREENBERG TRAURIG LLP